  Exhibit 99.1

Press Release
For More Information, Call:

ELLEN M. DYLLA
INVESTOR RELATIONS	October 17, 2011
(979) 849-6550

FOR IMMEDIATE RELEASE

BENCHMARK ELECTRONICS UPDATES
IMPACT OF THAILAND FLOODING

ANGLETON, TX, October 17, 2011 – Benchmark Electronics, Inc. (NYSE: BHE), a leading integrated contract manufacturing provider, announced that flood waters breached the south-side levee protecting the industrial park and the waters have now inundated the Benchmark campus. The Company has extended its suspension of operations in Ayudhaya. The Company has begun utilizing capacity in the Asia Pacific region, including re-starting its Korat, Thailand facility, to support the transfer of customer production.

The Company expects that the flooding of its Ayudhaya facility will have a significant impact on its revenues and operations for the fourth quarter. Benchmark has insurance coverage for the flood/water damage to its facility and also carries business interruption coverage. The Company remains focused on restoring operations to full production as quickly as conditions permit, and expects to address the financial impact of the flood on its upcoming earnings release call scheduled for October 27, 2011 at 10:00 a.m. Central Time.

Forward-Looking Statements
This news release contains certain forward-looking statements within the scope of the Securities Act of 1933 and the Securities Exchange Act of 1934 concerning the impact of flooding in Thailand on Benchmark’s operations. Although Benchmark believes that these statements are based upon reasonable assumptions, such statements involve risks, uncertainties and assumptions, including but not limited to the extent of damage to the Company’s facilities, uncertainties about the timeframe for the flood waters to recede and the associated costs to restore production to its operations. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual outcomes may vary materially from those indicated.

All forward-looking statements included in this release are based upon information available to Benchmark as of the date of this release, and Benchmark assumes no obligation to update any such forward-looking statements. Persons are advised to consult further disclosures on related subjects in Benchmark’s Form 10-K for the year ended December 31, 2010, in its other filings with the Securities and Exchange Commission and in its press releases.

About Benchmark Electronics

Benchmark Electronics, Inc. provides integrated electronics manufacturing, design and engineering services to original equipment manufacturers of computers and related products for business enterprises, medical devices, industrial control equipment, which includes equipment for the aerospace and defense industry, testing and instrumentation products, and telecommunication equipment. Benchmark’s global operations include 21 facilities in ten countries. Benchmark’s Common Shares trade on the New York Stock Exchange under the symbol BHE.

###